 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER __, 1998
                                                           REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ________________________

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ________________________
                            PSS WORLD MEDICAL, INC.
            (Exact name of registrant as specified in its charter)

            FLORIDA                                     59-3500595
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

            4345 Southpoint Boulevard, Jacksonville, Florida  32216
                                (904) 332-3000
              (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)

                               PATRICK C. KELLY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            PSS WORLD MEDICAL, INC.
                           4345 SOUTHPOINT BOULEVARD
                          JACKSONVILLE, FLORIDA  32216
                                 (904) 332-3000
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

      The Commission is requested to send copies of all communications to:

                            J. VAUGHAN CURTIS, ESQ.
                           KIMBERLY A. KNIGHT, ESQ.
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                          1201 WEST PEACHTREE STREET
                         ATLANTA, GEORGIA 30309-3424
                                (404) 881-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] ______

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                             PROPOSED MAXIMUM           PROPOSED
    TITLE OF SHARES      AMOUNT TO BE     AGGREGATE OFFERING PRICE   MAXIMUM AGGREGATE       AMOUNT OF
   TO BE REGISTERED       REGISTERED            PER SHARE(1)         OFFERING PRICE(1)   REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share          787,500 shares          $16.625               $13,092,188           $3,862.20
================================================================================================================

/(1)/ Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the Registrant's Common Stock on September 17, 1998, as reported on the Nasdaq National Market System.

                           ________________________

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE

                                  PROSPECTUS

                                787,500 SHARES

                            PSS WORLD MEDICAL, INC.

                                 COMMON STOCK

     This prospectus relates to the resale of up to 787,500 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of PSS World Medical, Inc., a Florida corporation ("PSS" or the "Company") by Deutsche Morgan Grenfell, Inc. or its assignees (the "Selling Shareholder") acquired pursuant to warrants to purchase Common Stock of the company (the "Warrants"). This Prospectus does not relate to the issuance of the Shares upon exercise of the Warrants but relates to the resale of such Shares by the "Selling Shareholder". None of the proceeds from the sale of the Shares by the Selling Shareholder will be received by the Company.

     On December 2, 1997, the Selling Shareholder acquired warrants to purchase shares of common stock of Gulf South Medical Supply, Inc. ("Gulf South") from NatWest Securities Corporation ("NatWest"). The warrants had been issued to NatWest in connection with the acquisition by Gulf South of all of the outstanding capital stock and capital of Gateway Healthcare Corporation in November 1996. On March 26, 1998, the Company and Gulf South consummated a merger pursuant to the Agreement and Plan of Merger dated December 14, 1997, by and among the Company, PSS Merger Corp., and Gulf South. Under the terms of the merger, the warrants to purchase Gulf South common stock became warrants to purchase shares of the Company's common stock, par value $.01 per share and the Company assumed each warrant in accordance with the terms of the warrant agreement by which it is evidenced. The number of shares of PSS Common Stock subject to each warrant became equal to the number of shares of Gulf South Common Stock that were subject to such warrant, multiplied by 1.75. The Warrants are immediately exercisable and remain exercisable until January 2, 2001. As of the date of this Prospectus, none of the Warrants has been exercised.

     The shares of Common Stock of the Company are listed on the Nasdaq National Market System ("Nasdaq") under the symbol PSSI. On December ___, 1998 the last sales price for the shares of Common Stock as reported by Nasdaq was $________ per share.

     The Selling Shareholder named herein or any transferees or other successors in interest, directly or through dealers or underwriters to be designated, may sell the Common Stock from time to time in a single block to a broker-dealer acting as principal, in one or more transactions on the Nasdaq National Market or in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the respective purchase prices and public offering prices, names of such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay all of the expenses of this registration, which are estimated at $34,000. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Selling Shareholder and any broker-dealer, agents or underwriters that participate with the Selling Shareholder in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Selling Shareholder" and "Plan of Distribution" below.

                       _________________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
            EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
                ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December ___, 1998

                             AVAILABLE INFORMATION

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus forms a part) and the exhibits relating thereto filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's site address: http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "PSSI," and such reports, proxy statements and other information concerning the Company are available for inspection at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-23832) are hereby incorporated by reference into this Prospectus:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended April 3, 1998;

(b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1998 and September 30, 1998; and

(c) The description of Common Stock set forth in the Company's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to the Assistant Secretary of PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, telephone number (904) 332-3000.


            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act with respect to the Company. All statements contained herein or incorporated herein by reference that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross margins and earnings, statements regarding the Company's current business strategy, the Company's projected sources and uses of cash, and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following:
the availability of sufficient capital to finance the Company's business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company's business; future acquisitions or strategic partnerships; general business and economic conditions; successful implementation of the Company's year 2000 compliance plan; and other factors described under "Risk Factors" herein and from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

                                  THE COMPANY


     Unless otherwise indicated, all references herein to "PSS" or "the Company" mean PSS and its consolidated subsidiaries.

     PSS is a specialty marketer and distributor of medical products to physicians, alternate-site imaging centers, long-term care providers, and hospitals through 105 service centers to customers in all 50 states and 5 European countries. Since its inception in 1983, the Company has become a leader in all three market segments it serves with a focused, market specific approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers, and a unique culture of performance.

     The Company, through its Physician Sales & Service division, is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, number and quality of sales representatives, number of service centers, and exclusively distributed products. Physician Sales & Service currently operates 56 medical supply distribution service centers with over 700 sales representatives ("Physician Supply Business") serving over 100,000 physician offices (representing approximately 50% of all physician offices) in all 50 states. The Physician Supply Business' primary market is the approximately 400,000 physicians who practice medicine in approximately 200,000 office sites throughout the United States.

     The Company, through its wholly owned subsidiary Diagnostic Imaging, Inc. ("DI"), is the leading distributor of medical diagnostic imaging supplies, chemicals, equipment, and service to the acute care and alternate-care markets in the United States based on revenues, number of service specialists, number of distribution centers, and number of sales representatives. DI currently operates 33 imaging distribution service centers with over 500 service specialists and 100 sales representatives ("Imaging Business") serving over 13,000 customer sites in 32 states. The Imaging Business' primary market is the approximately 5,000 hospitals and other alternate-site imaging companies operating approximately 50,000 office sites throughout the United States.

     Through its wholly owned subsidiary Gulf South Medical Supply, Inc. ("Gulf South"), the Company has become a leading national distributor of medical supplies and related products to the long-term care industry in the United States based on revenues, number of sales representatives, and number of service centers. Gulf South currently operates 13 distribution service centers with over 100 sales representatives ("Long-Term Care Business") serving over 10,000 long-term care facilities in all 50 states. The Long-Term Care Business' primary market is comprised of a large number of independent operators, small to mid-sized local and regional chains, and several national chains representing over 10,000 long-term care facilities.

     In addition to its operations in the United States, the Company, through its wholly owned subsidiary WorldMed International, Inc., operates three European service centers ("International Business"), distributing medical products to the physician office and hospital markets in Belgium, France, Germany, Luxembourg, and the Netherlands.

     The Company is incorporated under the laws of the State of Florida. The address and telephone number of its principal executive offices are 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, telephone number (904) 332-3000.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of PSS Common Stock offered by this Prospectus. See "Cautionary Notice Regarding Forwarding-Looking Statements."

RISKS OF RAPID GROWTH THROUGH ACQUISITIONS

     PSS has grown through, and anticipates that it will continue to grow through, the acquisition of medical-products distributors. PSS has historically grown through acquisitions and plans to enter new lines of business and new geographic areas through acquisitions. Acquisitions may expose PSS to particular risks, including, without limitation, diversion of management's attention, the inability to integrate acquired companies' operations into PSS' operations, the inability to integrate acquired companies' information systems into PSS' information systems, assumption of liabilities and amortization of goodwill and other acquired intangible assets, entry into markets in which PSS has little or no direct prior experience, and the potential loss of key employees of the acquired company, some or all of which could have a material adverse effect on the financial condition or results of operations of PSS. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support extension of the Company's operations. The Company's future operating results will also substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, then the quality of the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected.

     Depending on the value and nature of the consideration paid by PSS for acquisitions, such acquisitions may adversely affect PSS' liquidity. In making acquisitions in the future, PSS anticipates that it may compete for acquisitions with other companies, many of which are larger and have greater financial resources than PSS. There can be no assurance that PSS will be successful in consummating acquisitions and integrating them into PSS' operations. PSS has financed acquisitions, and anticipates that it will finance future acquisitions, through cash on hand, the issuance of common stock and borrowings. Such financing may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, either of which could have a material adverse effect on PSS' financial condition and results of operations. Such acquisitions could also be dilutive to the earnings per share of PSS before giving effect to certain expected potential costs savings and synergies. PSS has taken, and in the future may take, charges in connection with acquisitions. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based. The indenture governing PSS' senior subordinated notes and PSS' credit facility limits acquisitions and contain financial covenants which may further limit PSS' ability to make acquisitions. Such financial covenants include, among other things, a limitation on the Company's ability to incur additional indebtedness unless the Company maintains a consolidated fixed coverage ratio, after giving effect to such additional indebtedness, of greater than 2.0 to 1.0.

RISKS OF LEVERAGE AND SIGNIFICANT INDEBTEDNESS

     In connection with the issuance in October 1997 of 8 1/2% Senior Subordinated Notes due 2007 ("Notes"), PSS incurred $125.0 million in indebtedness and entered into an Indenture among the Company, all of its domestic subsidiaries and SunTrust Bank, Central Florida, National Association, as Trustee (the "Indenture"). At September 30, 1998, the Company's consolidated long-term indebtedness was $131.9 million. For fiscal year 1999, the Company is scheduled to make payments on its indebtedness and capitalized leases in the aggregate amount of approximately $14.0 million. In addition, the Company is currently negotiating a credit facility with a syndicate of lenders which the Company believes will provide additional commitments of approximately $115.0 million. A default under any indebtedness of PSS results in a default under the terms of the Indenture and it is expected that a similar provision will be included in any credit facility negotiated by the Company.

     As a result of this increased leverage, PSS' principal and interest obligations have increased significantly. The level of its indebtedness could adversely affect PSS' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes and could limit its flexibility in reacting to changes in the industry and economic conditions generally. PSS' increased leverage could also adversely affect its liquidity, as a substantial portion of cash flow from operations must be dedicated to debt service and will not be available for other purposes. PSS believes, based on current circumstances, that its cash flow, together with available borrowings, will be sufficient to permit it to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. This belief assumes, among other things, that PSS will succeed in implementing its business strategy and that there will be no material adverse developments in its business, liquidity or capital requirements. However, if PSS is unable to generate sufficient cash flow from operations to service its indebtedness, it will be forced to adopt an alternative strategy that may include options such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

EXPANSION INTO NEW LINES OF BUSINESS

     PSS recently has expanded into new product areas, including distributing imaging equipment, chemicals and supplies and providing technical service to physicians, other alternate-site providers and hospitals, and the long-term care market. The integration and operation of these new business will place significant demands on PSS' management and other resources. There can be no assurance that there will be any operating efficiencies between these businesses or that these businesses can be operated profitably. PSS has pursued, and anticipates that it will continue to aggressively pursue, expansion opportunities in these and other medical equipment and supplies distribution markets; however, there can be no assurance that PSS will be successful in acquiring, integrating or operating additional businesses. In addition, although PSS is restricted by the terms of the Indenture from engaging in any business other than those previously engaged in and certain reasonably related businesses, as determined by the Board of Directors of the Company, PSS may in the future, enter into other lines of business, which may have the same or additional risks as its existing businesses. There can be no assurance that if PSS were to enter into any additional lines of business that it would be able to operate such businesses successfully.

RISKS RELATING TO INTEGRATION OF GULF SOUTH

  Integration of Operations and Accounting Charges

     On March 26, 1998, the Company closed its merger with Gulf South pursuant to which Gulf South became a wholly owned subsidiary of the Company (the "Gulf South Merger"). Among other matters, the successful combination of PSS and Gulf South requires integration of the two companies' sales, marketing and distribution resources, purchasing activities, management information systems, and management and other key personnel. To date, as part of its integration of operations, the Company has closed ten of Gulf South's distribution centers which PSS believes were unnecessary or duplicative, has realigned regional and corporate functions and reduced personnel. In connection with such integration, PSS incurred a $4.4 million charge to operations for the fiscal year ended April 3, 1998. In addition, GSMS recorded a charge of $11.4 million in connection with such integration during the three months ended April 3, 1998. This quarter was not consolidated with the PSS statement of income; rather, it was recorded as an adjustment to retained earnings on April 4, 1998. In addition, the Company announced in May 1998 that it would adjust earnings related to the Gulf South merger due to its decision to accelerate and increase integration and infrastructure spending and to conform Gulf South's accounting practices to those of the Company. GSMS recorded $2.8 million of tax accruals primarily related to nonrecurring state and local tax compliance matters during the three months ended April 3, 1998 which is reflected as an adjustment to PSS' retained earnings on April 4, 1998. The difficulties of continuing integration may be increased by the necessity of coordinating geographically separated organizations. In addition, the integration of operations requires the dedication of management and other personnel, which may distract their attention from the day-to-day business of the combined company. There can be no assurance that the anticipated benefits of the proposed Gulf South Merger will be realized or that the Gulf South Merger will not adversely affect the future business, financial condition and results of operations of PSS.



     Substantial Expenses Resulting from the Gulf South Merger. PSS and GSMS incurred direct transaction costs relating primarily to regulatory filing costs, and the fees of financial advisors, attorneys, accountants, financial printers and proxy solicitors associated with the Gulf South Merger in the aggregate amount of approximately $15.8 million. Such costs were charged to operations upon consummation of the Gulf South Merger. There can be no assurance that unanticipated expenses associated with the integration of the two companies will not arise, or that PSS will not incur additional material charges in subsequent quarters to reflect additional costs associated with the integration of the two companies.

RISKS OF BUSINESS GROWTH AND MARGIN PRESSURES DUE TO CHANGING MARKET CONDITIONS

     A key element of PSS' growth strategy is to increase sales to existing and new customers, including large chains and independent operators and provider groups, by adding one or more new strategic distribution centers or expanding existing distribution centers and by hiring additional direct sales or other personnel and through national account sales efforts. Such efforts will result in increased operating expenses. There can be no assurance that the establishment of new distribution centers, the expansion of existing distribution centers, the addition of new sales or other personnel or national account sales efforts will result in additional revenues or operating income. The expansion of Gulf South's business with large chains and PSS' business with consolidating provider groups may result in competitive pricing pressures. Historically, because of vendor agreements, customer volume and service specifications, gross margins on these large group chains are 300 to 600 basis points lower than the division gross margin averages. As a result of changes occurring in the long-term care market, physician and alternate site markets, the nature of PSS' customer base as well as the products and services required by its customers are changing. The failure by management to effectively respond to and manage changing business conditions, including changes in customer requirements and changes to PSS' overall product mix, could have an adverse effect on PSS' business and results of operations and on operating margins.

     The Company has grown through, and anticipates that it will continue to grow through, the opening of start-up imaging and long-term care service centers. The Company anticipates that each start-up service center opened will generally incur operating losses for a period of time which has historically been approximately 18 months. Accordingly, the Company's planned expansion creates numerous risks, including the risk that the expansion may have an adverse effect on working capital and earnings during the expansion period, and that substantial indebtedness may be incurred in connection with, and significant losses could result from, unsuccessful start-ups.



DEPENDENCE ON EXCLUSIVE DISTRIBUTION AGREEMENTS

     PSS distributes over 45,000 medical products manufactured by approximately 5,000 vendors and is dependent on these vendors for the manufacture and supply of products. During the 12-month period ended April 3, 1998, no vendor relationship accounted for more than 10% of the Company's inventory purchases. PSS has entered into a contract with Abbott which may be terminated by Abbott if PSS does not meet certain sales levels (the "Abbott Agreement"). PSS and Abbott have in the past renegotiated such sales levels. In addition, PSS has entered into other separate exclusive distribution agreements, including agreements for certain products manufactured by F. Hoffman-La Roche, Ltd., Siemens AG, Hologic, Inc., C. R. Bard, Inc., Tanita Corporation of America, Inc. and HumaScan Inc. PSS' ability to maintain good relations with these vendors will affect the profitability of its business. Currently, PSS relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives; (iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that PSS will maintain good relations with its vendors.

DEPENDENCE ON LARGE CUSTOMERS

     Gulf South's business depends on a limited number of large customers for a significant portion of its net sales. Consolidation among long-term care providers including several national hospital and drug wholesale distributors and health care manufacturers, and the expansion of Gulf South's business with large chains could increase such dependence, result in the loss of customers as a result of acquisitions and result in competitive pricing pressures and lower operating margins. As is customary in its industry, Gulf South does not have any long-term contracts with its customers and sells on a purchase order basis only. The loss of, or significant declines in the level of purchases by, one or more of these customers would have a material adverse effect on Gulf South's and the Company's business and results of operations. Although Gulf South has not to date experienced any failure to collect accounts receivable from its largest customers, an adverse change in the financial condition of any of these customers, including as a result of a change in governmental or private reimbursement programs, could have a material adverse effect upon Gulf South's or the Company's results of operations or financial condition.

LITIGATION AND LIABILITY EXPOSURE

     The Company and certain of its current officers and directors are named as defendants in a purported securities class action lawsuit entitled Jack Hirsch
v. PSS World Medical, Inc., et al., Civil Action No. 98-502-cv-5-20A. The action, which was filed on or about May 28, 1998, is pending in the United States District Court for the Middle District of Florida. The plaintiff alleges, for himself and for a purported class of similarly situated stockholders that allegedly purchased the Company's stock between December 27, 1997 and May 8, 1998, that the defendants engaged in violations of certain provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 promulgated thereunder. The allegations are based upon a decline in the PSS stock price following an announcement by PSS in May 1998 regarding the Gulf South Merger which resulted in earnings below analysts' expectations. The plaintiff seeks damages, including costs and expenses. The Company believes that the allegations contained in the complaint are without merit and intends to defend vigorously against the claims. However, the lawsuit is in the earliest stages, and there can be no assurance that this litigation will be ultimately resolved on terms that are favorable to the Company.

     Gulf South, a wholly owned subsidiary of the Company, and certain of its current and former officers and directors, among others, are named as defendants in two purported securities class action lawsuits entitled Ernest Klein v. Gulf South Medical Supply, Inc., et al., Civil Action No. 3:97cv526WS, and Ann Krupnick v. Gulf South Medical Supply, Inc., et al., Civil Action No. 3:97cv525BN. Both actions, which were filed on July 21, 1997, are pending in the United States District Court for the Southern District of Mississippi, Jackson Division. The plaintiff in the Klein action alleges, for himself and for a purported class of similarly situated stockholders that allegedly purchased stock in Gulf South's June 1996 public offering of its common stock (the "June 1996 Offering"), that the defendants engaged in violations of certain provisions of the Securities Act of 1933, as amended, and Mississippi state law. Plaintiffs allege that the defendants artificially inflated the price of Gulf South stock by representing that Gulf South was "well positioned" to grow by increasing its sales to existing customers, including one of its largest customers Living Centers of America ("Living Centers'), after defendants had been informed by Living Centers that its distribution arrangement with Gulf South was being terminated in favor of a rival medical supply distributor. On August 21, 1998, the court filed an Order dismissing all the allegations in the Krupnick action. The same Order also dismissed the claims against Defendants Hixon, Piper, Tibbitts, Pritchard, Boyer, and Gulf South under Section 15 of the Securities Act and Miss. Code Ann. Sections 75-71-717(a)(2) and 75-71-719 in the Klein action. Plaintiffs' claims against defendants Bogetz, Hecktman, and McInnes under Section 11 of the Securities Act and against Underwriter Defendants under Sections 12(2) and 15 of the Securities Act, and the corresponding state law claims, remain pending in the Klein case. Plaintiffs seek damages, including costs and expenses. The Company believes that the allegations contained in the remaining complaints are also without merit and intends to defend vigorously against the claims. However, there can be no assurance that this litigation will ultimately be resolved on terms that are favorable to the Company.

     The Company has been named in a purported patent infringement suit filed by Bayer Corp. ("Bayer") in the United States District Court for the Middle District of Florida (No. 98-235 Civ. J-21A). In this lawsuit, Bayer alleges that certain of the urinalysis test strips sold under the Penny Saver name infringe four Bayer patents. The products are made by YeongDong Pharmaceuticals ("YD") which has agreed in writing to indemnify and defend the Company against infringement claims. YD denies the products infringe the patents. In addition, the Company has indemnity rights against the U.S. distributor of the product, BioSys Laboratories"", pursuant to its vendor agreement. To date, YD has fulfilled its defense obligations in the case. Chemical analysis testing of the products conducted under the joint supervision of the parties, however, indicates that some representations YD made to the Company about the technology used by YD in one of the tests on the strip were incorrect. The Company continues to vigorously contest Bayer's claims, but has agreed to remove those Penny Saver urinalysis test strip products containing a test pad for leukocytes. There can be no assurance that this litigation will ultimately be resolved on terms that are favorable to the Company

     Although the Company does not manufacture products. the distribution of medical supplies and equipment entails inherent risks of product liability. The Company has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, the Company is a party to various legal and administrative legal proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, management believes that, other than as discussed above, the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's consolidated financial position, liquidity, or results of operations.






DEPENDENCE ON KEY MANAGEMENT

     The success of PSS is dependent upon the efforts and abilities of its senior management, particularly its Chief Executive Officer and Chief Financial Officer. The loss of one or more of such individuals may adversely affect PSS' business. Because of PSS' decentralized operating structure, PSS is also dependent upon its operations and sales managers for each of its service areas. There can be no assurance that PSS will be able to retain such key personnel or attract qualified personnel in the future.

NEED TO HIRE AND RETAIN QUALIFIED SALES REPRESENTATIVES AND SERVICE
SPECIALISTS

     PSS believes that to be successful it must continue to hire, train and retain highly qualified sales representatives and service specialists. PSS' sales growth has resulted largely from hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of PSS. Due to the relationships developed between PSS' sales representatives and its customers, upon the departure of a sales representative PSS faces the risk of losing the representative's customers, especially if the representative were to act as a representative of PSS' competitors. PSS generally requires its sales representatives and service specialists to execute a non-competition agreement as a condition of their employment, however PSS has not obtained non-competition agreements from certain of the sales representatives and service specialists hired through acquisitions. Although courts have generally upheld the terms of PSS' non-competition agreements in the past, there can be no assurance that such agreements will be upheld in the future. In addition, the radiology and imaging equipment market served by the Imaging Business is reliant on the hiring and retention of skilled service specialists to maintain such equipment. There is a current shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability of PSS to hire or retain such skilled specialists could limit its ability to expand its Imaging Business and adversely affect its business, financial condition and results of operations. There can be no assurance that PSS will be able to retain or attract qualified personnel in the future.

COMPETITION AND PRESSURES RELATED TO INDUSTRY CONSOLIDATION

     The Company operates in a highly competitive environment. The Company's principal competitors are the few multimarket medical distributors that are full-line, full-service medical supply companies, most of which are national in scope. These national companies have sales representatives competing directly with PSS, are substantially larger in size and have substantially greater financial resources than the Company. There are also numerous local dealers and mail order firms that distribute medical supplies and equipment within the same market as the Company. Most local dealers are privately owned and operate within limited product lines. There are several mail order firms that distribute medical supplies on a national or regional basis. The Company also competes with certain manufacturers that sell their products both to distributors and directly to users, including office-based physicians.

     In addition, consolidation within the health care industry has resulted in increased competition by large national distributors and drug wholesalers. In response to competitive pressures, PSS has in the past lowered, and may in the future lower, selling prices in order to maintain or increase market share, which has resulted, and may in the future result, in lower gross margins. PSS could encounter additional competition because many of the products it sells are readily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. In addition, a competitor of PSS could obtain exclusive rights to market a certain product to the exclusion of PSS. Although several national hospital and drug wholesale distributors and health care manufacturers presently sell to the long-term care market, to date the long-term care market has not been a primary focus for such distributors and manufacturers. However, such distributors and manufacturers may focus their efforts more directly on the long-term care market. Hospitals that form alliances with long-term care facilities to create integrated health care networks may look to hospital distributors and manufacturers to furnish products to their long-term care affiliates. As consolidation among physician provider groups, long-term care facilities and other alternate-site providers continues and provider networks are created, purchasing decisions may shift to individuals with whom PSS has not had prior selling relationships. PSS is increasingly focusing on national accounts where the purchasing decision may not be made by its traditional customers. There can be no assurance that PSS will be able to maintain its customer relationships in such circumstances or that such provider consolidation will not result in reduced operating margins. There can be no assurance that PSS will not face increased competition and significant pricing pressure in the future.

RISKS OF MANAGING AND EXPANDING OPERATIONS IN FOREIGN COUNTRIES

     Through its WorldMed International, Inc. subsidiary, PSS has acquired medical supply distributors serving physicians in Belgium, France, Germany, Luxembourg and the Netherlands and plans to increase its presence in European markets. As of September 30, 1998, the Company had invested approximately $13 million in its European operations. The expansion efforts in Europe have slowed due to (i) internal competition for investment resources from the Company's new imaging and long-term care divisions, (ii) language barriers to effective communication of business prospects and goals, and (iii) development of key personnel necessary for expansion. As PSS expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist.. There can be no assurance that PSS' services and business practices will be accepted by vendors, physicians or other involved parties in foreign markets. The cost of medical care in many European countries is funded by the government, which may significantly impact spending budgets in certain markets. International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collection, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices.

RISKS OF TECHNOLOGICAL CHANGES IN THE IMAGING BUSINESS

     The development of new technology may change the manner in which diagnostic imaging services are provided. Recently, certain manufacturers have developed digital radiology equipment that does not rely on film and film products, which currently constitute a substantial percentage of the products distributed by the Imaging Business. No assurance can be given that the introduction and proliferation of digital radiology or other technological changes will not result in a material adverse change in the Imaging Business. While PSS anticipates that it will distribute new imaging technology, there can be no assurance that PSS will obtain distribution agreements or develop vendor relationships to distribute such new technology. In addition, there can be no assurance that PSS would be able to distribute any such new technology profitably.







SIGNIFICANT INVESTMENT IN INVENTORY

     In order to provide prompt and complete service to its customers, Gulf South maintains a significant investment in product inventory at its 23 warehouse locations. Although Gulf South closely monitors its inventory exposure through a variety of inventory control procedures and policies, there can be no assurance that such procedures and policies will continue to be effective or that unforeseen product development or price changes will not adversely affect Gulf South's business or results of operations. In addition, Gulf South may assume the inventory of distributors that it acquires which includes product lines or operating assets not normally carried or used by Gulf South. These product lines or assets may be difficult to sell, resulting in Gulf South writing off any such unsold inventory or unused assets in future periods.







PRICING PRESSURES DUE TO REDUCED SPENDING BUDGETS BY HEALTH CARE PROVIDERS

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by PSS.

TWO-TIER PRICING STRUCTURE WHICH FAVORS NON-PROFIT ORGANIZATIONS

     As a result of the Non-Profit Act of 1944, the medical-products industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to non-profit hospitals, can obtain more favorable prices for medical products than PSS. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although PSS is seeking to obtain similar terms from its manufacturers, there can be no assurance that such terms can be obtained. Such a pricing structure, should it persist, may place PSS at a competitive disadvantage.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     Net sales and operating results may fluctuate quarterly as a result of demand for PSS' products and services, the introduction of new products and services by PSS and its competitors, acquisitions or investments, changes in manufacturers' prices or pricing policies, changes in the level of operating expenses, product supply shortages, inventory adjustments, changes in product mix and general competitive and economic conditions. In addition, a substantial portion of PSS' net sales in each quarter result from orders booked in such quarter. Accordingly, PSS believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods, PSS' operating results may be below the expectations of analysts and investors, which could materially and adversely affect the trading price of the Common Stock.

NEED FOR SOPHISTICATED DATA PROCESSING SYSTEMS

     PSS' business is dependent upon its ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade its data processing capabilities. PSS typically receives rebates from manufacturers for the purchase of certain products for its Imaging Business and needs sophisticated systems to carefully track and apply for such rebates. Interruption or failure of data processing capabilities for any extended length of time, the failure to upgrade data services, the inability of PSS' data processing system to support the expanded scope of PSS' or Gulf South's businesses or to adequately track PSS' Imaging Business rebates, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer problems could adversely affect PSS' ability to receive and process customer orders and ship products on a timely basis and otherwise have a material adverse effect on PSS' business, financial condition and results of operations.

COSTS OF YEAR 2000 COMPLIANCE AND RISK OF NON-COMPLIANCE

     The Company is currently replacing a majority of its internal information systems hardware and software with new systems ("New Systems") that are year 2000 compliant. These New Systems will be used in several key areas of the Company's business, including inventory management, purchasing, order processing, shipping, receiving, accounts payable, accounts receivable, and financial reporting. The Company expects to incur internal payroll costs, consulting fees, and hardware and software costs for preparation and implementation of these New Systems. The total expected cost of implementation is estimated to be approximately $15.0 million through fiscal 2000, with $5.0 million incurred through September 30, 1998. The anticipated impact and costs of the project is based on management's best estimates using information currently available. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Based on its current estimates and information currently available, the Company does not anticipate that the costs associated with this project will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows in future periods.

     Concurrent with the New System's implementation, the Company has developed a preliminary contingency plan that consists of modifications and replacement of existing information system software and hardware for year 2000 compliance. Management has proceeded to implement this contingency plan in order to reduce year 2000 compliance risk and expects to complete this plan by the fourth quarter of fiscal 1999.

     The potential risks associated with the year 2000 issues include, but are not limited to, temporary disruption of the Company's operations in the areas of inventory management, purchasing, order processing, shipping, receiving, accounts payable, accounts receivable, and financial reporting. In addition, communications with customers, vendors, and other outside parties may be disrupted. Implementation of the New System entails contacting suppliers to ensure compatibility with the Company's information systems and to discuss year 2000 compliance issues. There can be no assurance that the systems of other companies which the Company's systems rely upon will be timely converted, or that such failure to convert by another company would not have a material adverse effect on the Company's systems and results of operations.

     Although the Company anticipates that minimal business disruption will occur as a result of the year 2000 issues, based upon currently available information, incomplete or untimely resolution of year 2000 issues by either the Company or significant suppliers, customers and critical business partners could have a material adverse impact on the Company's consolidated financial position, results of operations and/or cash flows in future periods.






ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     PSS' Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, PSS, and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, the rights of the holders of PSS Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock of PSS that may be issued in the future and that may be senior to the rights of the holders of PSS Common Stock. On April 20, 1998, the Company's Board of Directors approved a Shareholder Protection Rights Agreement (the "Rights Plan"), which provides for one preferred stock purchase right in respect of each share of the Company's Common Stock (the "Rights"). The Rights become exercisable upon a person or group of affiliated persons acquiring 15% or more of the Company's then-outstanding shares of Common Stock by all persons other than such 15% stockholder. Furthermore, PSS has not opted out of certain provisions of the Florida Business Corporation Act, including the provisions relating to control-share acquisitions. The foregoing could have the effect of delaying, deferring or preventing a change in control of PSS without further action by its stockholders.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder. The company will, however, receive proceeds from the exercise of the Warrants in an aggregate amount of $11,655,000. The exercise price for each warrant is $14.80 per share (subject to adjustment upon the occurrence of certain events) and is payable in cash. Cash proceeds received by the Company for the exercise of any Warrants will be used for general corporate purposes.

                              SELLING SHAREHOLDER

     The following table sets forth certain information with respect to the Shares held by the Selling Shareholder. The Shares may be offered from time to time by the Selling Shareholder. See "Plan of Distribution."

                                           Shares Beneficially Owned
                                             Prior to Offering (1)           Shares Offered
                                                                              Pursuant to
                                           -------------------------
                                                                                  this
               Name                         Number       Percent               Prospectus
               ----                         ------       -------             --------------
     Deutsche Morgan Grenfell, Inc.        787,500           *                  787,500

-----------------------------------
*    Less than 1% of the outstanding Common Stock of the Company.


                             PLAN OF DISTRIBUTION

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PSSI." The Common Stock offered hereby will be sold by the Selling Shareholder for their own account and the Company will not receive any of the proceeds from the sale by the Selling Shareholder of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time
(i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

     The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholder, or by transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. Any or all of the shares of Common Stock may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In affecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commission or discounts from the Selling Shareholder in amounts to be negotiated prior to the sale.

     The Selling Shareholder and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Company and/or the Selling Shareholder and any underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Common Stock is made, to the extent required a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Shareholder, any discounts, commissions and other items constituting compensation from the Selling Shareholder and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

     The Selling Shareholder will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or discounts. The Company has agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Shareholder. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                                 LEGAL MATTERS

     A legal opinion to the effect that the Shares offered hereby by the Selling Shareholder are validly issued, fully paid and non-assessable has been rendered by Fred Elefant, P.A., Jacksonville, Florida, general counsel to the Company.

                                    EXPERTS

     The consolidated financial statements of PSS included in the Form 10-K for the year ended April 3, 1998 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Gulf South as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in PSS's Annual Report on Form 10-K for the fiscal year ended April 3, 1998 and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                              -------------------

                               TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
AVAILABLE INFORMATION.................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................   2
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS................   3
THE COMPANY...........................................................   4
RECENT DEVELOPMENTS...................................................   5
RISK FACTORS..........................................................   6
USE OF PROCEEDS.......................................................   14
SELLING SHAREHOLDER...................................................   14
PLAN OF DISTRIBUTION..................................................   14
LEGAL MATTERS.........................................................   15
EXPERTS...............................................................   15





================================================================================



================================================================================





                                787,500 SHARES



                            PSS WORLD MEDICAL, INC.

                                 COMMON STOCK







                              P R O S P E C T U S




                            DECEMBER ___, 1998




================================================================================

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Registration fee to Securities and Exchange Commission..  $ 3,862
     Accounting fees and expenses............................   20,000
     Legal fees and expenses.................................    5,000
     Miscellaneous expenses..................................    5,138
                                                               -------

          Total..............................................  $34,000

     The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. The Company has agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Shareholder.


ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Registrant set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Florida Business Corporation Act, as amended from time to time, and judicial or administrative decisions. Under these indemnification provisions, the Registrant is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by him in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also may indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he is or was a director or officer of the Registrant who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he has met certain standards of conduct and an understanding by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant. Notwithstanding the foregoing, the Amended and Restated Bylaws of the Registrant provide that the Registrant shall not be required to indemnify any of its directors or officers in connection with a proceeding initiated by such person unless such authorization for such proceeding was not denied by the Board of Directors of the Registrant prior to sixty (60) days after receipt of notice thereof from such person stating his or her intent to initiate such proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

     The Florida Business Corporation Act contains a provision which limits the personal liability for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and such breach constitutes (i) a violation of criminal law, unless the director has reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) an unlawful distribution under Florida law, (iv) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or
(v) in a proceeding by or in the right of someone other that the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property. The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.


ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       The following exhibits are filed as part of this Registration Statement:


Exhibit No.  Description
-----------  -----------


4.1 Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on April 7, 1998).


4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference from Registrant's Registration Statement on Form S-1, Registration No. 33-76580).


4.3 Form of Specimen Certificate of PSS World Medical, Inc. Common Stock (incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on April 7, 1998).


5.1 Opinion of Fred Elefant, P.A. as to the legality of the securities being offered by the Selling Shareholder.


23.1 Consent of Fred Elefant, P.A. (included in the opinion filed as Exhibit 5.1).


23.2      Consent of Arthur Andersen LLP.


23.3      Consent Ernst & Young LLP.


24.1      Power of Attorney (included as part of the signature page hereto).



ITEM 17.       UNDERTAKINGS.

(a)    The Undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d)   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on December ___, 1998.

                                 PSS WORLD MEDICAL, INC.


                                 By:/s/ Patrick C. Kelly
                                    --------------------
                                 Name:  Patrick C. Kelly
                                 Title: Chairman and Chief Executive Officer

                               POWER OF ATTORNEY




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on December ___, 1998.

Signature                                                                     Title
---------                                                                     -----
*                                                       Chairman of the Board and Chief Executive Officer
----------------------------------------------------    (principal executive officer)
Patrick C. Kelly

*                                                       Executive Vice President, Chief Financial Officer
----------------------------------------------------    and Director (principal financial and accounting
David A. Smith                                          officer)


----------------------------------------------------    Director
Thomas G. Hixon

----------------------------------------------------    Director
Hugh M. Brown

*
----------------------------------------------------    Director
T. O'Neal Douglas

*
----------------------------------------------------    Director
Melvin L. Hecktman

----------------------------------------------------    Director
Delores Kesler

----------------------------------------------------    Director
Charles R. Scott

*
----------------------------------------------------    Director
James L.L. Tullis

*
----------------------------------------------------    Director
Donna C. E. Williamson



                                    *By:
                                         _______________________________
                                         David A. Smith
                                         Power of Attorney

                                 EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------
4.1                 Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference from the Registrant's Current Report on Form 8-K filed with the
                    Commission on April 8, 1998).

4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference from Registrant's Registration Statement on Form S-1, Registration No. 33-76580).

4.3                 Form of Specimen Certificate of PSS World Medical, Inc.
                    Common Stock (incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on April 8, 1998).

5.1 Opinion of Fred Elefant, P.A. as to the legality of the Shares being offered by the Selling Shareholder.

23.1 Consent of Fred Elefant, P.A. (including in the opinion filed as Exhibit 5.1).

23.2                Consent of Arthur Andersen LLP.

23.3                Consent of Ernst & Young LLP.

24.1 Power of Attorney (included as part of the signature page hereto).